UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2011

FIBERTOWER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21091	52-1869023
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

185 Berry Street Suite 4800 San Francisco, California (Address of principal executive offices)	94107 (Zip Code)

(Registrant’s telephone number, including area code):  (415) 659-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06	MATERIAL IMPAIRMENTS

In connection with the preparation of financial statements required to be included in FiberTower Corporation’s quarterly report on Form 10-Q for the period ended September 30, 2011 (the “Form 10-Q”), FiberTower determined that material impairment charges relating to its long-lived assets and FCC licenses will be required under generally accepted accounting principles (“GAAP”) as a result of events occurring in the quarter ended September 30, 2011.  On November 7, 2011, the audit committee concluded that this impairment was required and would be disclosed in the Form 10-Q.  Because the Form 10-Q was not filed on a timely basis on November 14, 2011, FiberTower is providing the disclosure in this report.

As a result of continued customer early service terminations experienced in the quarter ended September 30, 2011, the Company’s decisions to limit investment in its legacy network, and the Company’s estimates of future cash flows expected to be generated by its network as compared to its carrying value, FiberTower determined that its network equipment and construction-in-progress were impaired.  Accordingly, during the third quarter of 2011, FiberTower conducted an evaluation to quantify the level of impairment.  Although the Company has not been able to finalize the quantification of the impairment charges relating to its network equipment and construction-in-progress, the Company estimates the impairment charges for these assets, in order to reduce network equipment and construction-in-progress to their fair value and as calculated in accordance with GAAP, to be in the range of $150 to $170 million in the third quarter of 2011.

At December 31, 2010, and through June 30, 2011, FiberTower’s FCC Licenses had a carrying value of $287.5 million.  Changing patterns in customer demand that contributed to the early contract terminations discussed above indicated the potential for changes in the manner in which the Company’s FCC license spectrum can be favorably deployed.  Accordingly, during the third quarter of 2011, FiberTower conducted an assessment of the fair value of its FCC licenses and concluded that the fair value of its FCC licenses was less than its carrying value.  Although the Company has not been able to finalize the quantification of the impairment charges relating to its FCC licenses, the Company estimates the impairment charges for these assets, as calculated in accordance with GAAP, to be in the range of $158 to $170 million in the third quarter of 2011, which would reduce the carrying value of the Company’s FCC licenses to somewhere in the range of $87 to $129 million at September 30, 2011.

FiberTower does not expect that these impairment charges will result in future cash expenditures.

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On November 15, 2011, FiberTower issued a press release announcing that it received a letter from the Nasdaq Stock Market (Nasdaq) on November 15, 2011 stating that it failed to timely file its quarterly report on Form 10-Q for the period ended September 30, 2011, and as a result, no longer complies with the rules required for continued listing on Nasdaq under Nasdaq Listing Rule 5250(c)(1).  FiberTower was provided with an initial period of 60 calendar days during which to submit a plan to regain compliance, and if Nasdaq accepts FiberTower’s plan, they may grant an extension of 180 calendar days, during which FiberTower can regain compliance. If FiberTower does not regain compliance, the Nasdaq staff will provide written notice that FiberTower’s common stock is subject to delisting.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)  On November 14, 2011, Mr. John Kelly informed FiberTower of his decision to resign from FiberTower’s board of directors effective immediately.  Mr. John Kelly was Chairman of the Board of FiberTower and chairman of FiberTower’s compensation committee.  Also on November 14, 2011, Mr. Phil Kelley informed FiberTower Corporation of his decision to resign from FiberTower’s board of directors effective immediately.  On November 15, 2011, Mr. Randall Hack informed FiberTower Corporation of his decision to resign from FiberTower’s board of directors effective immediately.  Mr. John Kelly’s, Mr. Phil Kelley’s and Mr. Randall Hack’s decisions to resign as a director were not due to any disagreements with FiberTower on any matter relating to FiberTower’s operations, policies or practices.

ITEM 7.01	REGULATION FD DISCLOSURE

On November 16, 2011, FiberTower Corporation issued a press release announcing (1) the resignation of three of its directors, Mr. John Kelly, Mr. Phil Kelley and Mr. Randall Hack, (2) that it had not filed its quarterly report on Form 10-Q for the quarter ended September 30, 2011, within the extension period resulting from its filing of a Form 12b-25 on November 9, 2011, (3) that it has concluded that material asset impairment charges are required under generally accepted accounting principles, (4) that it had received notice from Nasdaq that it is not in compliance with Nasdaq’s continued listing requirements, and (5) that it had elected not to make the $1.3 million semi-annual interest payment due on November 15, 2011, with respect to its 9.00% Convertible Senior Secured Notes Due 2012 (CUSIP Nos. 31567RAA8 and 31567RAC4) (the “2012 Notes”).  The indenture governing the 2012 Notes provides that the failure to make such payment constitutes an event of default after a 30-day cure period. This missed interest payment will not trigger any significant cross-default provisions associated with other outstanding FiberTower debt prior to the expiration of the cure period.  During such cure period, FiberTower will continue to evaluate different options to manage its debt load.  A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit
Number	Description

99.1	Press release dated November 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIBERTOWER CORPORATION

Date: November 16, 2011	By:	/s/ Thomas A. Scott
		Name:	Thomas A. Scott
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release dated November 16, 2011.